Exhibit 2

                           MCCLAIN INTERNATIONAL, INC.

                            STOCK PURCHASE AGREEMENT

                                  JUNE 9, 1998

                                      AMONG

                         HEICO AEROSPACE HOLDINGS CORP.

                          MCCLAIN INTERNATIONAL, INC.,

                              RANDOLPH S. MCCLAIN,

                                JANET M. WALLACE

                                       AND

                                PAUL R. SCHWINNE


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                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
ARTICLE I.          Definitions...............................................1

ARTICLE II.         Purchase of Shares; Consideration.........................1

         2.1        Shares to be Purchased....................................1
         2.2        Consideration.............................................1
         2.3        ss.338(h)(10) Election....................................1
         2.4        Purchase Price Adjustment.................................2
         2.5        Closing Date Balance Sheet................................2
         2.6        Disputes..................................................3

ARTICLE III.        Representations and Warranties of the Buyer...............3

         3.1        Organization..............................................3
         3.2        Authorization; Enforceability.............................3
         3.3        No Violation or Conflict..................................4
         3.4        Brokers...................................................4
         3.5        Consents and Approvals....................................4
         3.6        Purchase Price Proceeds...................................4

ARTICLE IV.         Representations and Warranties of the Company
                    and the Sellers...........................................4

         4.1        Ownership of Shares.......................................4
         4.2        Power and Authority.......................................4
         4.3        Organization of the Company...............................5
         4.4        Authorization; Enforceability.............................5
         4.5        No Violation or Conflict..................................5
         4.6        Consents and Approvals....................................5
         4.7        Brokers...................................................5
         4.8        Capitalization............................................5
         4.9        Financial Statements......................................6
         4.10       Absence of Undisclosed Liabilities........................6
         4.11       Subsidiaries and Investments..............................6
         4.12       Inventories...............................................6
         4.13       Accounts and Notes Receivable.............................6
         4.14       Conduct of Business.......................................6
         4.15       Compliance with Laws......................................8
         4.16       Litigation................................................8
         4.17       Title to and Condition of Personal Property...............8


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         4.18       Real Property.............................................9
         4.19       Intangible Property.......................................9
         4.20       Governmental Authorizations..............................10
         4.21       Other Person Authorizations..............................10
         4.22       Insurance................................................10
         4.23       Major Customers and Suppliers; Supplies..................10
         4.24       Personnel................................................11
         4.25       Labor Relations..........................................11
         4.26       Employment Agreements and Employee Benefit Plans.........11
         4.27       Tax Matters..............................................12
         4.28       Material Agreements......................................13
         4.29       Related Parties..........................................15
         4.30       Absence of Certain Business Practices....................15
         4.31       Products and Services....................................15
         4.32       Environmental Matters....................................16
         4.33       List of Accounts.........................................16
         4.34       Certain Claims...........................................16
         4.35       Disclosure...............................................16

ARTICLE V.          Certain Agreements.......................................17

         5.1        Preserve Accuracy of Representations and Warranties......17
         5.2        Consents of Third Parties; Governmental Approvals........17
         5.3        Operations Prior to the Closing Date.....................17
         5.4        Acquisition Proposals....................................19
         5.5        Access...................................................19
         5.6        Investigation............................................20
         5.7        Notification.............................................20
         5.8        Reasonable Efforts.......................................20

ARTICLE VI.         Additional Agreements....................................21

         6.1        Certain Tax Returns and Indemnity........................21
         6.2        Survival.................................................21
         6.3        Indemnification..........................................21
         6.4        Noncompetition; Standstill...............................24
         6.5        Confidentiality..........................................25
         6.6        Continuing Obligations...................................26
         6.7        McClain Consulting and Schwinne Employment Agreements....26
         6.8        Publicity................................................27
         6.9        Product Liability Insurance..............................27
         6.10       ENVIRONMENTAL LIABILITY INSURANCE........................27

                                      (ii)
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ARTICLE VII.        Closing; Conditions Precedent; Termination...............27

         7.1        Closing..................................................27
         7.2        Conditions Precedent to the Obligations of the Buyer.....29
         7.3        Conditions Precedent to the Obligations of the Company
                    and the Sellers..........................................31
         7.4        Termination..............................................32
         7.5        Notice of Termination....................................32
         7.6        Effect of Termination....................................32

ARTICLE VIII.       Miscellaneous............................................33

         8.1        Notices..................................................33
         8.2        Entire Agreement.........................................34
         8.3        Assignment...............................................34
         8.4        Waiver and Amendment.....................................34
         8.5        No Third Party Beneficiary...............................34
         8.6        Severability.............................................34
         8.7        Expenses.................................................35
         8.8        Headings.................................................35
         8.9        Counterparts.............................................35
         8.10       Litigation; Prevailing Party.............................35
         8.11       Injunctive Relief........................................35
         8.12       Governing Law and Venue..................................35
         8.13       Risk of Loss.............................................36
         8.14       Further Assurances.......................................36
         8.15       Remedies Cumulative......................................36
         8.16       Participation of Parties; Construction...................36
         8.17       Time of Essence..........................................36

                                     (iii)

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                                    EXHIBITS

A.        McClain Consulting Agreement

B.        Schwinne Employment Agreement

C.        Opinion of Counsel to the Company and the Sellers

D.        Opinion of Counsel to the Buyer

E.        Division of Purchase Price Consideration

F.        Real Property Purchase Agreement

G.        Escrow Agreement

                                      (iv)
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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement is entered into as of June __, 1998, among HEICO Aerospace Holdings Corp., a Florida corporation ("BUYER"), McClain International, Inc., a Georgia corporation (the "COMPANY"), RANDOLPH S. MCCLAIN ("MCCLAIN"), JANET M. WALLACE ("WALLACE") and PAUL R. SCHWINNE ("SCHWINNE") (McClain, Wallace and Schwinne are sometimes referred to in this Agreement individually as a "SELLER" and collectively as the "SELLERS").

                             PRELIMINARY STATEMENTS

         A. The Sellers collectively own all of the issued and outstanding capital stock (the "SHARES") of the Company.

         B. The Buyer desires to acquire from the Sellers, and the Sellers desire to sell to the Buyer all of the Shares of the Company on the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

         In consideration of the preliminary statements and the respective covenants, representations and warranties contained in this Agreement, the parties agree as set forth below.

                                   ARTICLE I.

                                   DEFINITIONS

         Each term which is defined on SCHEDULE 1 to this Agreement shall have the meaning ascribed thereto on SCHEDULE 1.

                                   ARTICLE II.

                        PURCHASE OF SHARES; CONSIDERATION

         2.1 SHARES TO BE PURCHASED. On the terms and subject to the conditions set forth herein, on the Closing Date, the Sellers shall sell, transfer, assign, convey and deliver to the Buyer, all of Sellers' right, title and interest in and to all of the Shares.

         2.2 CONSIDERATION. Subject to adjustment as provided in SECTIONS 2.4 and 6.3 hereof, the aggregate purchase price for all of the Shares shall be Forty One Million Dollars ($41,000,000) (the "PURCHASE PRICE"). Such Purchase Price consideration shall be payable in cash and shall be divided among each Seller in the manner set forth on EXHIBIT "E" hereto.

         2.3 SS.338(H)(10) ELECTION.

             (a) The Sellers will join with the Buyer in making an election under ss.338(h)(10) of the Code and Treasury Regulations ss.1.338(h)(10)-1(d) and any corresponding elections under any applicable state and local Laws (collectively, a "SS.388(H)(10) ELECTION") with respect to the purchase and sale of the Shares from the Sellers hereunder. Subject in all respect to SECTION 2.3(B) hereof, the Sellers will pay any Tax attributable to the making of the ss.338(h)(10) Election and the Sellers, jointly and

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severally, will indemnify the Buyer and the Company from and against any Losses arising out of any failure to pay such Tax.

             (b) Notwithstanding anything herein to the contrary, the Buyer and the Sellers have agreed to elect to treat the sale of shares contemplated hereby as a sale of assets under IRC SECTION 338(H)(10). Buyer shall indemnify the Sellers for the tax liabilities attributable to the income tax rate differential between the applicable long-term capital gains rate of 20% and the maximum individual ordinary income tax rate of 39.6% arising from the reclassification of capital gains to ordinary income as a result of this election. This provision shall survive the Closing.

             (c) The Sellers will be responsible for preparing and filing all Federal and State income Tax Returns of the Company relating to pre-Closing Tax periods. The Buyer will be responsible for preparing and filing all Federal and State income Tax Returns of the Company relating to periods other than pre-Closing Tax periods. After the Closing has occurred, the Buyer will cause the Company to provide, or cause to be provided, to the Sellers, without charge, any information that may reasonably be requested by the Sellers in connection with the preparation of any Tax Returns relating to pre-Closing Tax periods. The Sellers will allow the Buyer an opportunity to review and comment on such Tax Returns (including any amended Returns). The Sellers will take no positions on the Tax Returns of the Company that relate to pre-Closing Tax periods that would adversely affect the Company after the Closing Date. The income of the Company will be apportioned to the period up to the close of business as of the Closing Date (or within three business days of the Closing Date) and the period from and after the Closing Date in accordance with the provisions of ss.1362(e)(6)(i) of the Code by closing the books of the Company as of the Closing Date.

             (d) SCHEDULE 2.3 hereto sets forth an allocation of the "Modified Adjusted Deemed Sales Price", as defined in Treasury Regulations ss.1.338(h)(10)-(f), among the assets of the Company (the "ALLOCATION SCHEDULE"). On the Closing Date, the Sellers and the Buyer shall exchange completed and executed copies of IRS Form 8023-A (or other applicable form), required schedules thereto, and any similar forms required by any state or local Tax Authority. If any changes are required to these forms as a result of information which is first available after the Closing Date, the Sellers and the Buyer will in good faith use commercially reasonable efforts to promptly agree on such changes. The Sellers and the Buyer each agree to file all Tax Returns in accordance with the Allocation Schedule.

         2.4 PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be reduced or increased (the "PURCHASE PRICE ADJUSTMENT") by either adding (x) the excess, if any, of the dollar amount of the Company's net shareholders' equity, computed in accordance with generally accepted accounting principles consistently applied with the Company's prior practices ("GAAP") but without giving effect to any purchase accounting adjustments attributable to the sale of Shares contemplated hereby (the "CLOSING DATE NET WORTH") as of the Closing Date OVER $3,446,000, OR subtracting (y) the excess, if any, of $3,446,000 OVER the dollar amount of the Closing Date Net Worth, as applicable.

         2.5 CLOSING DATE BALANCE SHEET. As soon as practical (and in no event later than four months after the Closing Date), Buyer shall cause to be prepared and delivered to the Sellers (i) a balance sheet for the Company dated as of the Closing Date (the "CLOSING DATE BALANCE SHEET"), and (ii) a calculation of the Purchase Price Adjustment.

         2.6 DISPUTES. The following clauses (i) and (ii) set forth the procedures for resolving disputes among the parties with respect to the determination of the Purchase Price Adjustment:

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             (i)  Within thirty (30) days after delivery to the Sellers of
Buyer's calculation of the Purchase Price Adjustment pursuant to this Article II, the Sellers may deliver to Buyer a written report (a "SELLERS' REPORT") prepared by the Sellers' accountants (the "SELLERS' ACCOUNTANTS") advising Buyer either that the Sellers' Accountants (A) agree with the Buyer's calculations of the Purchase Price Adjustment, or (B) deem that one or more adjustments are required. The costs and expenses of the services of the Sellers' Accountants shall be borne by the Sellers. If Buyer's accountants ("BUYER'S ACCOUNTANTS") shall concur with the adjustments proposed by the Sellers' Accountants, or if Buyer shall not object thereto in writing delivered to the Sellers within thirty
(30) days after Buyer's receipt of the Sellers' Report, the calculations of the Purchase Price Adjustment set forth in such Sellers' Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If the Sellers do not submit a Sellers' Report within the 30-day period provided herein, then the Purchase Price Adjustment as calculated by Buyer shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

             (ii) In the event that the Sellers submit a Sellers' Report and Buyer's Accountants and the Sellers' Accountants are unable to resolve the disagreements set forth in such report within (30) days after the date of the Sellers' Report, then such disagreements shall be referred to a recognized firm of independent certified public accountants selected by mutual agreement of the Sellers' Accountants and Buyer's Accountants (the "SETTLEMENT ACCOUNTANTS"), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud. The Settlement Accountants shall use their best efforts to reach a determination not more than forty-five (45) days after such referral. The costs and expenses of the services of the Settlement Accountants shall be shared equally between Sellers and Buyer.

                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         In order to induce the Company and the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, as of the date hereof and as of the Closing Date, the Buyer makes the representations and warranties set forth below to the Company and the Sellers.

         3.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has all requisite right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         3.2 AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement and all other documents to be executed by the Buyer pursuant to this Agreement have been and will be duly authorized, executed and delivered by them, as applicable, and constitute, and upon execution will constitute, the legal, valid and binding obligations of the Buyer, as applicable, enforceable against Buyer in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

         3.3 NO VIOLATION OR CONFLICT. Except as set forth on SCHEDULE 3.3, the execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby: (a) do not and will not violate or conflict with any provision of law or regulation, or any writ, order, judgment or decree of any court or governmental or regulatory authority, or any provision of the Buyer's Articles of Incorporation or Bylaws; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Buyer pursuant to any material instrument or agreement to which the Buyer is a party or by which the Buyer or any of their respective properties may be bound or affected.

         3.4 BROKERS. The Buyer has not employed any financial advisor, broker or finder and has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement.

         3.5 CONSENTS AND APPROVALS. Except for appropriate filings under the Exchange Act and under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the "HSR ACT"), no consent, approval, waiver or authorization of, or registration, qualification or filing with or notice to any federal, state or local governmental or regulatory authority is required to be made by the Buyer in connection with the execution, delivery or performance of this Agreement by the Buyer or the consummation by them of the transactions contemplated hereby.

         3.6 PURCHASE PRICE PROCEEDS. Buyer has either (i) sufficient liquid funds or (ii) a written proposal from a financial institution to provide such funds, to enable Buyer to close on the acquisition of Sellers' shares.

                                   ARTICLE IV.

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

         In order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, as of the date hereof and as of the Closing Date, the Company and each of the Sellers, jointly and severally, make the representations and warranties set forth below to the Buyer.

         4.1 OWNERSHIP OF SHARES. Each Seller is the record and beneficial owner of the Shares as set forth on SCHEDULE 4.1, free and clear of any and all Encumbrances.

         4.2 POWER AND AUTHORITY. The Sellers have all requisite right, power and authority to enter into this Agreement and each Ancillary Document to be entered into by them pursuant hereto and to sell, transfer and deliver the Shares owned by them to the Buyer and perform their obligations hereunder and thereunder.

         4.3 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Neither the ownership nor the leasing of the Company's properties nor the conduct of its businesses requires the Company to qualify to transact business as a foreign corporation in any jurisdiction. The Company has all requisite right, power and authority to (a) own or lease and operate its properties and assets, (b) conduct its business as presently conducted, and (c) engage in and consummate the transactions contemplated hereby.

         4.4 AUTHORIZATION; ENFORCEABILITY. This Agreement and all other documents to be executed and delivered by the Company or any of the Sellers pursuant to this Agreement have been and will be duly authorized, executed and delivered by them, as applicable, and constitute, and upon execution will constitute, the legal, valid and binding obligations of the Company and each of the Sellers, as applicable, enforceable against them, as applicable, in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

         4.5 NO VIOLATION OR CONFLICT. The execution, delivery and performance of this Agreement by the Company and the Sellers and the consummation by the Company and the Sellers of the transactions contemplated hereby: (a) do not and will not violate or conflict with any provision of law or regulation, or any writ, order, judgment or decree of any court or governmental or regulatory authority, or any provision of the Company's Articles or Certificate of Incorporation or Bylaws, or other organizational documents or any license, franchise or permit to which any Seller or the Company is a party or by which any of them is bound; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any instrument or agreement to which any of the Sellers or the Company is a party or by which any of the Sellers or the Company or their respective properties or assets may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing, each of which instruments or agreements is listed on
SCHEDULE 4.5 hereto.

         4.6 CONSENTS AND APPROVALS. No consent, approval, waiver or authorization of, or registration, qualification or filing with or notice to any federal, state or local governmental or regulatory authority, or any other Person, is required to be made by any of the Sellers or the Company in connection with the execution, delivery or performance of this Agreement by the Company or by the Sellers or the consummation by the Company or the Sellers of the transactions contemplated hereby, except for the consents of governmental authorities to the assignment of the Material Agreements set forth on SCHEDULE 4.28, all of which will be received prior to the Closing.

         4.7 BROKERS. None of the Sellers nor the Company has employed any financial advisor, broker or finder, and none of them has incurred or will incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

         4.8 CAPITALIZATION. The Sellers together own 100% of the issued and outstanding capital stock and securities of the Company.

         4.9 FINANCIAL STATEMENTS. The Sellers have delivered to Buyer true and complete copies of audited balance sheet and related statements of income, cash flows and changes in stockholder equity (collectively "FINANCIAL Statements") with respect to the Company and its business as of and for the year ended December 31, 1997 and unaudited Financial Statements as of and for the four months ended April 30, 1998, and said Financial Statements are attached hereto as SCHEDULE 4.9. All of such Financial Statements present fairly the financial condition and results of operations of the Company for the dates or periods indicated thereon. Except for the omission of certain notes and the absence of year-end adjustments (consisting only of normal recurring adjustments) in the unaudited interim Financial Statements, all of such Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated.

         4.10 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on
SCHEDULE 4.10 hereto and except as and to the extent reflected in the unaudited interim Financial Statements, the Company has no liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise and whether due or to become due (other than liabilities, commitments or obligations incurred since April 30, 1998 in the ordinary course of business consistent with past practices to Persons other than the Sellers or Affiliates of the Company or the Sellers, none of which are material) or any unrealized or anticipated losses from any commitments of the Company, and there is no basis for assertion against the Company of any such liability, commitment, obligation or loss.

         4.11 SUBSIDIARIES AND INVESTMENTS. The Company has no Investments. The Company has no Subsidiaries.

         4.12 INVENTORIES. The Inventories of the Company shown on the balance sheets included in the Financial Statements and the unaudited interim Financial Statements and the Inventories of the Company as of the Closing Date, are stated and will be stated at not more than the lower of cost or market. The Company has and will continue to have adequate quantities and types of inventory to enable it to conduct its businesses consistent with past practices and anticipated operations.

         4.13 ACCOUNTS AND NOTES RECEIVABLE. The Company has delivered to Buyer a true and complete aged list of unpaid accounts and notes receivable owing to the Company as of April 30, 1998. All of such accounts and notes receivable constitute only bona fide, valid and binding claims arising in the ordinary course of the Company's business, subject to no valid defenses, counterclaims or setoffs, and are current and collectible in accordance with their terms.

         4.14 CONDUCT OF BUSINESS. Except as disclosed on SCHEDULE 4.14 hereto, since December 31, 1997, the Company has conducted its businesses only in the ordinary and usual course consistent with past practices and there has not occurred any material adverse change in its condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects. Without limiting the generality of the foregoing, except as disclosed on
SCHEDULE 4.14, since December 31, 1997, the Company has not:

              (a) declared or paid any dividends or other distribution (whether in cash, stock or other property) with respect to its capital stock, or otherwise transferred or agreed to transfer any assets to any of its shareholders or Affiliates, except for cash distributions or compensation bonuses paid to its shareholders (as long as such distributions do not reduce the Closing Date Net Worth below $3,446,000).

              (b) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could have an adverse effect on any of its properties, assets, business or prospects;

              (c) voluntarily or involuntarily sold, transferred, surrendered, abandoned or disposed of any of its assets or property rights (tangible or intangible), other than inventory and minor amounts of personal property, in the ordinary course of business consistent with past practices at a price equal to the greater of fair market value or book value;

              (d) disclosed any proprietary or confidential information to any third party;

              (e) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any Encumbrance, except Permitted Encumbrances;

              (f) created, incurred or assumed any liability or indebtedness, for borrowed money or entered into any capitalized lease obligations;

              (g) made or committed to make any capital expenditures;

              (h) applied any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Seller or any Affiliate thereof or to the prepayment of any such amounts, or otherwise entered into or modified any arrangement with any Affiliate of the Company or any Seller;

              (i) written off the value of any inventory or any accounts receivable or increased the reserves for obsolete, damaged, spoiled or otherwise not usable inventory or doubtful or uncollectible receivables;

              (j) granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment or otherwise), other than merit increases to officers and employees (other than the Sellers and their Affiliates) in the ordinary course of business and consistent with past practices;

              (k) altered the manner of keeping its books, accounts or records, or changed in any manner the accounting practices therein reflected;

              (l) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular dates or the dates when the same could have been collected in the ordinary course of business consistent with past practices;

              (m) allowed its levels of inventory to vary in any material respect from the levels customarily maintained;

              (n) experienced any other event or condition of any character which has had or could have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects of the Company, or on employee, customer or supplier relations;

              (o) engaged in or agreed to engage in any of the transactions or occurrences which would be prohibited prior to the Closing under SECTION 5.3(B); or

              (p) agreed, whether in writing or otherwise, to do any of the foregoing.

         4.15 COMPLIANCE WITH LAWS. The Company has conducted its business in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to it, including without limitation those relating to (a) the development, testing, manufacture, packaging, distribution and marketing of products, (b) employment, safety and health, and (c) environmental protection, building, zoning and land use. No governmental authority has asserted that the Company is not in compliance with any such laws, ordinances, regulations, judgments, rulings, orders and other requirements. The Company is not subject to any order, judgment or decree of any court or governmental authority. The Buyer has been furnished with true and correct copies of all reports of inspections of the Company's businesses and properties through the date hereof under all applicable federal, state, foreign and local laws and regulations. Except as set forth on SCHEDULE 4.15, there has been no inspection of the Company's businesses and properties conducted by insurance companies, consultants, or any other Persons. All deficiencies noted in any such reports have been corrected. The representations made in this
Section 4.15 are made solely to the knowledge of Paul R. Schwinne, Randolph S. McClain and Janet M. Wallace (the "Sellers' Knowledge").

         4.16 LITIGATION. Except as set forth on SCHEDULE 4.16, to the Sellers' Knowledge, there are no actions, suits, investigations, claims or proceedings pending or threatened within the past three years prior to Closing before any court, governmental or regulatory authority or arbitrator: (a) affecting the Company (as plaintiff or defendant) which: (i) could, individually or in the aggregate, have an adverse effect on the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Company; or (ii) without limiting the generality of the foregoing (A) threatens to revoke, vary, modify or terminate any of the Governmental Authorizations or to declare any of them invalid in any respect; (B) involves any of the Intangible Property; (C) involves any claim against the Company under any warranty, whether express or implied, on products repaired, overhauls or services sold by the Company; (D) involves any claim against the Company for injury to persons, animals or property suffered as a result of the sale, manufacture or distribution of any product or performance of any repairs, overhauls or services by the Company including, but not limited to, claims arising out of the defective or unsafe nature of its products or services; or
(E) involves a claim for specific performance, injunctive relief or other equitable remedies; or (b) which questions the legality or propriety of the transactions contemplated by this Agreement; and there exist no facts or circumstances to the Sellers' Knowledge creating a reasonable basis for the institution of any such action, suit, investigation, claim or proceeding described in clauses (a) or (b) above. No action, suit, investigation, claim or proceeding of the kind described in clauses (a) and (b) above have been pending, settled or adjudicated during the three years preceding the date of this Agreement, except as set forth on SCHEDULE 4.16.

         4.17 TITLE TO AND CONDITION OF PERSONAL PROPERTY. The Company has, and will have at Closing, good, valid and marketable title to all of the Purchased Assets, including, without limitation, each item of equipment and other personal property, tangible and intangible, included as an asset in the unaudited interim Financial Statements dated April 30, 1998 (other than inventory disposed of in the ordinary course of business consistent with past practices since April 30, 1998 to Persons other than the Sellers or Affiliates of the Company or any of or the Sellers) and to each item of equipment and other personal property, tangible and intangible, acquired since April 30, 1998, free and clear of any Encumbrances whatsoever except for Permitted Encumbrances. SCHEDULE 4.17 contains a detailed list as of April 30, 1998 of all machinery, equipment, vehicles, furniture and other personal property owned by the Company and used by the Company in the operation of its business, having an original cost of $2,000 or more, except as set forth on Schedule 4.17. All tangible personal property owned by the Company or used by the Company in the operation of its business is in good operating condition and in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the business conducted by the Company. Except for the licenses to use certain Rights specifically identified on SCHEDULE 4.19, there are no properties or assets, tangible or intangible, owned by any Person other than the Company which are used in connection with the business of the Company. The Sellers make no warranty as to assets that are owned by the Company but have been fully depreciated to the extent of depreciable value or that have been written off UNLESS such assets are utilized in the operation of the business. The Sellers' liability for any misrepresentations as to operating condition of machinery, equipment, vehicles and other tangible personal property is limited to its fair market value.

         4.18 REAL PROPERTY. The Company does not own any real property. The real property currently used by the Company in the conduct of its business (the "REAL PROPERTY") is subject to a lease which will be cancelled, without penalty to the Company, effective with the Closing.

         4.19 INTANGIBLE PROPERTY. Set forth on SCHEDULE 4.19 is a list and description of all foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used, licensed or controlled by the Company and all goodwill associated therewith (collectively, the "RIGHTS"). Except as set forth on SCHEDULE 4.19, to the Sellers' Knowledge: (a) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Rights and in and to each invention, formula, software, trade secret, technology, product, composition, formula, know-how, method or process used by the Company (together with the Rights, hereinafter collectively referred to as "INTANGIBLE PROPERTY"), and has the exclusive right to use and license the same, free and clear of any claim or conflict with the rights of others; (b) no royalties, honorariums or fees are payable by the Company to any Person by reason of the ownership or use of any of the Intangible Property; (c) there have been no claims made within the past three years against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Property, and no grounds for any such claims exist; (d) the Company has not made any claim of any violation or infringement by others of its rights in the Intangible Property, and no grounds for any such claims exist; (e) the Company has not received any notice within the past three years that it is in conflict with or infringing upon the asserted rights of others in connection with the Intangible Property and neither the use of the Intangible Property nor the operation of its businesses is infringing or has infringed upon any rights of others; (f) the Intangible Property is sufficient and includes all rights necessary for the Company to lawfully conduct its businesses as presently being conducted; (g) no interest in any of the Company's rights to any Intangible Property has been assigned, transferred, licensed or sublicensed by the Company to any Person other than the Buyer pursuant to this Agreement; (h) to the extent that any item constituting part of the Intangible Property has been registered with, filed in or issued by, as the case may be, any government or other regulatory authority, such registrations, filings or issuances are listed on SCHEDULE 4.19 and were duly made and remain in full force and effect; and (i) no act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Property or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Property. To the extent any of the Intangible Property constitutes proprietary or confidential information, the Company has adequately safeguarded such information from disclosure. Except as otherwise indicated on SCHEDULE 4.19, all of the Intangible Property is assignable to the Buyer without alteration or impairment.

         4.20 GOVERNMENTAL AUTHORIZATIONS. Set forth on SCHEDULE 4.20 is a list of all authorizations, consents, approvals, franchises, licenses and permits required under applicable law or regulation for the operation of the business of the Company as presently operated (the "GOVERNMENTAL AUTHORIZATIONS"). All the Governmental Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in compliance with the terms of all the Governmental Authorizations. Neither the Company nor any of the Sellers have any knowledge of any facts which could be expected to cause them to believe that the Governmental Authorizations will not be renewed by the appropriate governmental authorities in the ordinary course. Each of the Governmental Authorizations may be assigned and transferred to the Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval, or act of, or the making of any filings with, any Person.

         4.21 OTHER PERSON AUTHORIZATIONS. Set forth on SCHEDULE 4.21 is a list of all authorizations, consents, approvals, franchises, licenses and permits required by any Person for the operation of the business of the Company as presently operated (the "OTHER PERSON AUTHORIZATIONS"). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in compliance with the terms of all the Other Person Authorizations. Neither the Company nor any of the Sellers have any knowledge of any facts which could be expected to cause them to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course. Each of the Other Person Authorizations may be assigned and transferred to the Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval, or act of, or the making of any filings with, any Person.

         4.22 INSURANCE. Set forth on SCHEDULE 4.22 is a list of all insurance policies providing insurance coverage of any nature to the Company. The Company has previously delivered to the Buyer a true and complete copy of all of such insurance policies as amended. Such policies are sufficient for compliance by the Company with all requirements of law and all Material Agreements. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied with all material terms and conditions of such policies, including the payment of premium payments. None of the insurance carriers has indicated to the Company an intention to cancel any such policy. The Company has no claim pending or anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

         4.23 MAJOR CUSTOMERS AND SUPPLIERS; SUPPLIES. Set forth on SCHEDULE
4.23 is a list of all customers of the Company and all suppliers of goods or services to the Company during the fiscal years ended December 31, 1996 and December 31, 1997 and the four-month period ending April 30, 1998, and with respect to each, the name and address, dollar volume involved and nature of the relationship (including the principal categories of products purchased or sold). Except as indicated on SCHEDULE 4.23, all supplies and services necessary for the conduct of the Company's businesses as presently conducted and as proposed to be conducted may be readily obtained from alternate sources on comparable terms and conditions as those presently available to the Company. No facts, circumstances or conditions exist which create a reasonable basis for believing that the Company or the Buyer after the Closing Date would be unable to continue to procure and provide the supplies and services necessary to conduct its business on substantially the same terms and conditions as such supplies and services are currently procured and provided. To the Sellers' Knowledge, no significant customer or supplier of the Company has advised the Company within the past three years that it has terminated its relationship with the Company or advised the Company or any of the Sellers of its intention to terminate its relationship with the Company, decreased its purchases from or sales to the Company, or changed the terms upon which it purchases from or sells to the Company. The Company makes no warranty as to whether any particular customer will continue to purchase products from the Company following the Closing at existing sales volumes.

         4.24 PERSONNEL. SCHEDULE 4.24 contains the names, job descriptions and annual salary rates (and the most recent date of any increase in salary rates) and other compensation of all employees, officers, directors and consultants of the Company (including compensation paid or payable by the Company under any Plans), and a list of all employee policies (written or otherwise), employee bonus or profit sharing plans, employee manuals or other written statements of rules or policies concerning employment, including working conditions, paid time off, vacation and sick leave, a complete copy of each of which (or a description, if unwritten) has been delivered to the Buyer. Neither the Buyer nor any of its Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act in connection with any of the transactions contemplated in connection herewith.

         4.25 LABOR RELATIONS. None of the employees of the Company is a member of any labor union, and the Company is not a party to, otherwise bound by or, to the Sellers' Knowledge, threatened, with any labor or collective bargaining agreement. None of the employees of the Company is known to be engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit. Without limiting the generality of SECTION 4.25, (i) no unfair labor practice complaints are pending or, to the Sellers' Knowledge, threatened within the past three years against the Company, and (ii) no Person has made or threatened within the past three years to make any claim, and to the Sellers' Knowledge, no Person has made any claim and there is no basis for any claim, against the Company under any statute, regulation or ordinance relating to employees or employment practices, including without limitation those relating to age, sex and racial discrimination, conditions of employment, and wages and hours.

         4.26 EMPLOYMENT AGREEMENTS AND EMPLOYEE BENEFIT PLANS.

              (a) EMPLOYMENT AGREEMENTS. Except as set forth on SCHEDULE 4.26A, there are no employment, consulting, severance or indemnification arrangements, agreements, or understandings between the Company and any officer, director, consultant or employee, except for oral agreements terminable at will ("EMPLOYMENT AGREEMENTS"). The Company has previously delivered to the Buyer true and complete copies of all of the Employment Agreements. No such Employment Agreement (i) will require any payment by the Buyer or any of its Affiliates or, except as disclosed on SCHEDULE 4.26A, the Company, to any director, officer or employee of the Company, or any other party, by reason of the transactions contemplated by this Agreement, or (ii) provides for the acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of the Company in favor of any such parties. Except as set forth on SCHEDULE 4.26A, the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated upon not more than two weeks notice given at any time without liability for payment of compensation or damages and the Company has not entered into any agreement or arrangement for the management of its business or any part thereof other than with its directors or employees. Except as set forth on Schedule 4.26, the Company has no unaccrued liability for any arrears of wages, bonuses or other employee benefits (including, without limitation, termination or severance pay, sick pay, personal days and holiday pay) for any of their employees.

              (b) EMPLOYEE BENEFIT PLANS.

                  (i) The only employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), stock purchase plan, stock option plan, fringe benefit plan, bonus plan or any other deferred compensation agreement or plan or funding arrangement or commitment, policy or practice (including a simplified employee pension plan) sponsored, maintained or to which contributions are made by the Company (a "PLAN") are described on SCHEDULE 4.26B. The Company has no "MULTIEMPLOYER PLAN," as such term is defined in ERISA. With respect to each Plan, the Company has delivered or made available to the Buyer current, accurate and complete copies of such Plan (including all other instruments relating thereto).

                  (ii) With respect to each Plan, (A) there are no actions, suits, proceedings, investigations or claims pending, or to the knowledge of the Company or the Sellers, threatened, and neither the Company nor the Sellers have any knowledge of any facts which could give rise to any such actions, suits, proceedings, investigations or claims; (B) neither the Company nor any employee or director thereof or any fiduciary of any Plan has, with respect to any such Plan, engaged in a prohibited transaction, as such term is defined in ERISA Section 406, which would subject the Company to any penalties or other liabilities resulting from prohibited transactions under ERISA Sections 409 or 502(i); (C) no event has occurred and no condition exists that would subject the Company to any penalty under ERISA Sections 502(c) or 502(l); (D) the Plan and the Company have complied with all applicable requirements of ERISA; and (E) all insurance premiums related to the Plan required to be paid as of the Closing Date have been or will be paid at or prior to the Closing Date.

                  (iii) With respect to any Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1)), the Plan does not prohibit the amendment or termination of the Plan, except that such amendment or termination may be subject to the terms of any applicable collective bargaining agreement.

                  (iv) No Plan has been: (A) terminated; (B) amended in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder; or (C) amended in any manner which would increase the cost to the Company or the Buyer of maintaining such Plan.

         4.27 TAX MATTERS.

              (a) All federal, state, local and foreign Tax Returns and reports required to be filed with respect to the Company or its businesses or assets, including, without limitation, any consolidated federal income Tax returns filed on behalf of the affiliated group (as defined in Section 1504(a) of the Code) of which the Company is a member, and any combined income Tax return filed on behalf of a group of corporations of which the Company is a member, have been duly and timely filed as required, are true, correct and complete as filed, and reflect accurately all liability for Taxes for the periods to which such returns and documents relate, and all amounts showing as owing thereon have been paid. All Taxes upon the Company or upon its properties, assets, income or franchises which are due and payable, and all assessments and taxes upon any group of corporations of which the Company is a member or upon such group's properties, assets or income, through the Closing Date have been paid, except as reflected by accruals on the Closing Date Balance Sheet.

              (b) All Taxes collectible or payable by the Company or relating to or chargeable against any of its assets, revenues or income through December 31, 1997 were fully collected and paid by such date and all similar items collectible or payable through the Closing Date will have been fully collected and paid by that date. No taxation authority has audited the records of the Company or given notice of its intention to audit the records of the Company. No claims or deficiencies have been asserted against the Company with respect to any Taxes which have not been paid or otherwise satisfied and there exists no reasonable basis for the making of any such claims. The Company has not waived any restrictions on assessment or collection of Taxes or consented to the extension of any statute of limitations relating to taxation.

         4.28 MATERIAL AGREEMENTS.

              (a) SCHEDULE 4.28 sets forth a brief description of all material written and oral contracts or agreements to which the Company is a party or by which the Company or any of its assets or properties is bound or affected, including without limitation any:

                  (i) contract resulting in a commitment for expenditure or other obligation, or which provides for the receipt or potential receipt, involving in excess of $15,000 in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount;

                  (ii) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing or lending of money or encumbrance of assets;

                  (iii) agreement which restricts the Company from engaging in any line of business or from competing with any other Person;

                  (iv) agreement or arrangement for the sale or lease of any of the assets, property or rights of the Company outside the ordinary course of business or requiring the consent of any party to the transfer and assignment of any assets, property and rights;

                  (v) agreement relating to any Intangible Property, including confidentiality or secrecy agreements;

                  (vi) agreement relating to the development, manufacture, distribution or sale of any products or products under development by the Company;

                  (vii) warranties made with respect to products manufactured, packaged, distributed or sold by the Company;

                  (viii) contract for the purchase or lease by the Company of goods, equipment, supplies or capital assets or the performance by others of services which the Company reasonably anticipates will involve the payment by the Company of more than $10,000 after the date hereof or which extends beyond the Closing Date or contract for the purchase by the Company of raw materials which the Company reasonably anticipates will involve the payment by the Company of more than $100,000 after the date hereof or which extends beyond the Closing Date;

                  (ix) contract for the sale of products of the Company which the Company reasonably anticipates will involve the payment of more than $250,000 after the date hereof or which extends beyond the Closing Date;

                  (x) consignment, distributor, dealer, manufacturers representative or sales agency contract which the Company reasonably anticipates will involve the payment of more than $10,000 after the date hereof or which extends beyond the Closing Date or advertising representative, advertising or public relations contract which the Company reasonably anticipates will involve the payment of more than $25,000 after the date hereof or which extends beyond the Closing Date;

                  (xi) contract not made in the ordinary course of business consistent with past practices;

                  (xii) agreement, contract or arrangement with any Affiliates of the Company or either Seller; or

                  (xiii) any other contract, agreement, instrument, arrangement or commitment that is material to the condition (financial or otherwise), results of operations, assets, properties, liabilities, business or prospects of the Company (collectively, and together with the Employment Agreements, Plans and all other agreements required to be disclosed on any Schedule to this Agreement, the "MATERIAL AGREEMENTS"). The Company has previously furnished to the Buyer true, complete and correct copies of all written agreements, as amended, required to be listed on SCHEDULE 4.28.

              (b) None of the Material Agreements was entered into outside the ordinary course of business of the Company, contains any provisions that could reasonably be expected to impair or adversely affect in any material way the operations of the Company, or could reasonably be expected to be performed at a material loss.

              (c) The Material Agreements are each in full force and effect and are the valid and legally binding obligations of the Company and, to the Company and the Sellers' knowledge, the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. Neither the Company nor any of the Sellers have received notice of default by the Company under any of the Material Agreements, and the Company is not in default under any of the Material Agreements and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by the Company thereunder. To the Company and the Sellers' knowledge, none of the other parties to the Material Agreements is in default thereunder, nor has an event occurred which, with the passage of time or the giving of notice or both, would constitute a default by such other party thereunder. Neither the Company nor any of the Sellers have received notice of the pending or threatened cancellation, revocation or termination of any of the Material Agreements, nor are any of them aware of any facts or circumstances which could reasonably be expected to lead to any such cancellation, revocation or termination.

              (d) Except as otherwise indicated on SCHEDULE 4.28, each of the Material Agreements may survive the transfer to the Buyer pursuant to this Agreement and will continue in full force and effect under the current terms thereof, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any right thereunder and without the consent, approval or act of, or the making of any filing with any Person.

         4.29 RELATED PARTIES. Except as disclosed on SCHEDULE 4.29, none of the Sellers nor any current director, officer or employee of the Company (individually a "RELATED PARTY" and collectively the "RELATED PARTIES") or any Affiliate of any of the Sellers or any Related Party: (a) owns, directly or indirectly, any interest in any Person which is a competitor, potential competitor, supplier or customer of the Company; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the Intangible Property) which is utilized by or in connection with the business of the Company; (c) is a customer or supplier of the Company; or (d) directly or indirectly has an interest in or is a party to any contract, agreement, lease, arrangement or understanding, whether or not in writing, pertaining or relating to the Company, except for employment, consulting or other personal service agreements which are listed on SCHEDULE 4.26A hereto.

         4.30 ABSENCE OF CERTAIN BUSINESS PRACTICES. None of the Sellers, any Related Party, any Affiliate of the Sellers or of any Related Party, any agent of the Company, or any other Person acting on behalf of or associated with the Company, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign) or other Person; or (b) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Company or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Company.

         4.31 PRODUCTS AND SERVICES.

              (a) SCHEDULE 4.31A lists each product repair process or service under development, developed, manufactured, licensed, distributed or sold by the Company and any other products in which the Company has any proprietary rights or beneficial interest (the "PRODUCTS"). Each Product manufactured, repaired or serviced by the Company has been manufactured, repaired or serviced in accordance with (i) the specifications under which the Product is normally and has normally been manufactured, and (ii) without limiting the generality of
SECTION 4.15, the provisions of all applicable laws, policies, guidelines and any other governmental requirements.

              (b) SCHEDULE 4.31B sets forth (i) a list of all Products which at any time have been recalled, withdrawn or suspended by the Company, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of the reasons therefor, and (ii) without limiting the generality of SECTION 4.16, a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, and (iii) a list of all regulatory letters received by the Company or any of its agents relating to the Company or any of the Products or the Company's establishments.

              (c) Except as set forth on SCHEDULE 4.31C, there exist no set of facts which could furnish a basis for the recall, withdrawal or suspension of any product registration, product license, repair or overhaul license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any governmental or regulatory authority with respect to the Company or any of the Products.

              (d) The Company has previously delivered to the Buyer true and complete copies of all correspondence received or sent by or on behalf of the Company from or to any federal or state governmental or regulatory authority.

         4.32 ENVIRONMENTAL MATTERS. No property owned, leased, used or occupied by the Company currently or in the past has been used by the Company or any other Person to manufacture, treat, store, or dispose of any hazardous substance or any other regulated material, and such property is free of all such substances and materials. Without limiting the generality of SECTION 4.15, the Sellers and the Company, and any other Person for whose conduct either it or they are or may be responsible, are in compliance with all laws, regulations and other federal, state or local governmental requirements, and all applicable judgments, orders, writs, notices, decrees, permits, licenses, approvals, consents or injunctions relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollutant or toxic, hazardous or other regulated substance (including, without limitation, asbestos, radioactive material and pesticides and the keeping and posting of all Material Safety Data Sheets and waste manifests) or to any other actions, omissions or conditions affecting the environment (the "ENVIRONMENTAL LAWS"). Without limiting the generality of
SECTION 4.16, neither the Company nor any other Person for whose conduct it may be responsible has received any complaint, notice, order, or citation of any actual or alleged noncompliance with any Environmental Law, and there is no proceeding, suit or investigation pending or, to the Company's and the Sellers' knowledge, threatened against the Company or any such Person with respect to any violation or alleged violation of the Environmental Laws, and there is no reasonable basis for the institution of any such proceeding, suit or investigation.

         4.33 LIST OF ACCOUNTS. Set forth on SCHEDULE 4.33 is: (a) the name and address of each bank or other institution in which the Company maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of the Company's contact person at such bank or institution; (c) the account number of the relevant account and a description of the type of account; and (d) the persons authorized to transact business in such accounts.

         4.34 CERTAIN CLAIMS. There are no claims existing or, to the best of the Company's and the Sellers' knowledge, threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company. There are no claims existing and there is no basis for any claim against the Company for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by the Company including, but not limited to claims arising out of the defective or unsafe nature of its products or services.

         4.35 DISCLOSURE. No representation or warranty of the Company or the Sellers contained in this Agreement, and no statement, notice, certificate or other document furnished by or on behalf of the Sellers or the Company to the Buyer or their agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits or will omit to state a material fact necessary in order to provide a prospective purchaser of the Purchase Assets with full and proper information as to the business, assets, prospects, financial condition or results of operations of the Company.

                                   ARTICLE V.

                               CERTAIN AGREEMENTS

         5.1 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date.

         5.2 CONSENTS OF THIRD PARTIES; GOVERNMENTAL APPROVALS.

             (a) The Company, the Buyer and the Sellers will act diligently and reasonably to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the Buyer, from any party to any Material Agreement required to be obtained to satisfy the conditions set forth in SECTION 7.2(D); PROVIDED that the Company shall not make any agreement or understanding affecting the Company as a condition for obtaining any such consent or waivers except with the prior written consent of the Buyer (which consent shall not be unreasonably withheld).

             (b) During the period prior to the Closing Date, the parties shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Person required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in SECTION 7.2(H); PROVIDED that the Company shall not make any agreement or understanding affecting the Company as a condition for obtaining any such consents or approvals except with the prior written consent of the Buyer (which consent shall not be unreasonably withheld). Buyer shall pay any required fee under the HSR Act.

         5.3 OPERATIONS PRIOR TO THE CLOSING DATE.

             (a) Until the Closing, the Company shall operate and carry on its business only in the ordinary course and substantially as presently operated. Consistent with the foregoing, the Company shall (i) keep and maintain the Company's assets in good operating condition and repair, (ii) use its reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with it and (iii) continuously maintain insurance coverage substantially equivalent to that presently maintained by the Company. The Sellers shall use all reasonable efforts, consistent with past practices, to promote the Company's business and to maintain the reputation associated with the Company's business, and shall not take or omit to take any action which causes, or which is likely to cause, any deterioration of the Company's present business or relationships with suppliers or customers.

             (b) Notwithstanding SECTION 5.3(A), except as expressly contemplated by this Agreement, or except with the express written approval of the Buyer the Company shall not:

                 (i) enter into or modify any contract, agreement, undertaking or commitment which would have been required to be set forth on
         SCHEDULE 4.28, if in effect on the date hereof or enter into any contract which cannot be assigned to the Buyer or a permitted assignee of the Buyer under SECTION 8.3;

                 (ii) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any Seller or any of its or their Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance (except Permitted Encumbrances) on, any of the Company's Assets, other than inventory and minor amounts of personal property sold or otherwise disposed of in the ordinary course of business consistent with past practices;

                 (iii) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business, consistent with past practices;

                 (iv) delay or accelerate payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

                 (v) make, or agree to make, any distribution of assets (other than cash and/or life insurance to the extent permitted by the proviso to this SECTION 5.3) to any Seller or any of its or their Affiliates;

                 (vi) make any change in the compensation of its employees, other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

                 (vii) allow its levels of inventory to vary in any material respect from the levels customarily maintained;

                 (viii) permit to lapse any of its rights to the Intangible Property listed on SCHEDULE 4.19;

                 (ix) issue, sell or authorize for issuance or sale any securities or enter into any commitment with respect to the foregoing;

                 (x) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                 (xi) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock;

                 (xii) create, incur or assume any liability or indebtedness for borrowed money, except in the ordinary course of business consistent with past practices but in no event in an aggregate amount exceeding $20,000, except with respect to the Company's plans and commitments for the plant expansion in the amount not to exceed $1.3 million dollars.

                 (xiii) make or commit to make any capital expenditures in excess of $20,000 in the aggregate;

                 (xiv) cancel or waive any material debts, claims or rights or write off the value of any inventory or accounts receivable or increase the reserve for uncollectible receivables or obsolete, damaged or otherwise unsalable inventory, except as required by generally accepted accounting principles or by law;

                 (xv) make any loans, advances or capital contributions to any Person, except routine advances to employees in the ordinary course of their business in non-material amounts or enter into any termination or severance arrangement with any employee or consultant;

                 (xvi) take any action which could reasonably be expected to have a material adverse affect on the business, assets, operations or prospects of the Company or the Purchased Assets;

                 (xvii) apply any of its assets to the direct or indirect payment, prepayment, discharge, satisfaction or reduction of any amount payable, directly or indirectly, to or for the benefit of any Affiliate of any Seller or the Company (except for salary and benefits as currently in effect and except in accordance with existing agreements and arrangements which have been disclosed to the other parties hereto in writing);

                 (xviii) guaranty any obligation of any Person or enter into or modify any arrangement with any Affiliate of any Seller or the Company;

                 (xix) agree, whether in writing or otherwise, to do any of the foregoing;

                 (xx) take any action that could cause the representations and warranties of the Company or the Sellers set forth herein not to be true and correct at and as of the Closing Date as if made at as of each such time;

PROVIDED, HOWEVER, that nothing herein shall prohibit the Company from (i) distributing its earnings (in the form of available cash and/or life insurance policies) or treating any such distributions as salary or bonus payments if and to the extent that such distributions could not reasonably be expected to result in a reduction of the Closing Date Net Worth below $3,446,000 pursuant to
SECTION 2.4 hereof, or (ii) continuing with the Company plans for the plant expansion.

         5.4 ACQUISITION PROPOSALS. Except for the transactions contemplated by this Agreement, unless and until this Agreement shall have been terminated, neither the Sellers nor the Company shall, directly or indirectly (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or substantially all of the business and properties of the Company, whether by merger, purchase of assets or otherwise, or (ii) except as required by law, disclose any information not customarily disclosed to any Person concerning the business and properties of the Company, afford to any Person (other than the Buyer and their designees) access to the properties, books or records of the Company or otherwise assist or encourage any Person, in connection with any of the foregoing. Without limiting the generality of the foregoing obligations of the Company and the Sellers, in the event the Company or any Seller shall receive any offer or proposal of the type referred to in clause (i) above, the Company shall promptly provide the Buyer with a reasonably detailed description of the terms and conditions thereof.

         5.5 ACCESS. The Company shall: (i) afford to the other parties hereto and their agents and representatives reasonable access to the properties, books, records and other information of the Company, PROVIDED that such access shall be granted upon reasonable notice and at reasonable times during normal business hours in such a manner as not to unreasonably interfere with normal business operations; (ii) use its reasonable efforts to cause its personnel to assist the other parties hereto in their investigation of the Company; and (iii) furnish promptly to the other parties all information and documents concerning the business, assets, liabilities, properties and personnel of the Company as may be reasonably requested from time to time. In addition, from the date of this Agreement until the Closing Date, the Company shall cause one or more of its officers to confer on a regular basis with officers of the Buyer and to report on the general status of its ongoing operations.

         5.6 INVESTIGATION. The representations, warranties and covenants set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties and covenants were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document delivered pursuant hereto shall be deemed to be representations and warranties for purposes of this Agreement. To the extent that Larry Mendelson, Eric Mendelson or Bill Harlow ("BUYER'S

REPRESENTATIVES") have Knowledge and a reasonable person would have made a determination that the Sellers' (i) have made a material misrepresentation or
(ii) are in material (a) violation of a covenant or (b) violation of a warranty prior to Closing ("Sellers' Breach"), Buyer's Representatives shall disclose in writing such Seller's Breach to the Buyer's board of directors and the Sellers prior to Closing.

         5.7 NOTIFICATION. Each party to this Agreement shall promptly notify the other parties in writing of the occurrence, or threatened occurrence, of (i) any event that, with the lapse of time or notice or both, would constitute a breach of this Agreement by such party; (ii) any event that would cause any representation or warranty made by such party in this Agreement to be false or misleading in any respect; and (iii) any event which would have been required to be disclosed herein had such event occurred on or prior to the date of this Agreement. Each party shall promptly notify the other of any action, suit or proceeding that is instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Company and the Sellers shall promptly notify the Buyer of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the Company or which should have been listed in any Schedule hereto if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof. The updating of any schedule pursuant to this
SECTION 5.7 shall not be deemed to release any party for the breach of any representation, warranty or covenant hereunder or of any other liability arising hereunder.

         5.8 REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties shall use its diligent and reasonable efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its control to cause to be fulfilled: (i) those conditions precedent to its obligations to consummate the transactions contemplated hereby; and (ii) those actions upon which the conditions precedent to the other party's obligations to consummate this Agreement are dependent.

                                   ARTICLE VI.

                              ADDITIONAL AGREEMENTS

         6.1 CERTAIN TAX RETURNS AND INDEMNITY.

             (a) The Buyer shall be liable for and shall pay all Taxes applicable to the Company and/or the Shares for all taxable periods beginning after the Closing Date, regardless of when assessed, and including any interest or penalties thereon.

             (b) The Sellers shall be liable for and pay all income Taxes applicable to the Company and/or the Shares for all taxable periods ending on or before the Closing Date, regardless of when assessed, and including any interest or penalties thereon, and shall indemnify and hold harmless Buyer, the Company and all of their respective Affiliates with respect thereto.

         6.2 SURVIVAL.

             (a) The representations and warranties of the parties hereto contained in this Agreement or in any exhibit or schedule to this Agreement shall survive the Closing Date, except (i) as expressly provided in SECTION 6.2(B) hereof, and (ii) to the extent Buyer's Representatives have made a determination of a Sellers' Breach (which breach shall be evidenced by a written notice to the Buyer's board of directors and the Sellers by Buyer's Representatives) and elect to close, in which case Buyer's sole recourse against Sellers as to such Sellers' Breach shall be to terminate this Agreement and Buyer shall have no liability claim against the Sellers or the Company as to such Sellers' Breach.

             (b) The Sellers shall have no liability under SECTION 6.3(A) hereof unless the indemnifying party receives notice in writing from Buyer of Buyer's claim thereunder on or before the 18th month anniversary of the Closing Date, PROVIDED, HOWEVER, that such time limitation shall not be applicable with respect to claims for (i) any claims with respect to Federal or state income Taxes under SECTION 6.3(A)(IV) hereof, and/or (ii) any claim with respect to a breach of any or all of SECTIONS 4.1, 4.2 or 4.4 hereof.

         6.3 INDEMNIFICATION.

             (a) BY THE SELLERS. Subject to the limitations set forth in SECTIONS 6.2 AND 6.3(D) hereof, and provided that the Closing has occurred, McClain, Wallace and Schwinne agree, jointly and severally, to indemnify and hold harmless the Buyer and its respective directors, officers, employees and agents from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, the "LOSSES"), arising from, relating to, caused from (whether in whole or in part), in connection with, or incident to:

                 (i) any breach, inaccuracy or violation of the Sellers' representations in SECTION 4.10 hereof (an "UNDISCLOSED LIABILITY BREACH");

                 (ii) any breach, inaccuracy or violation of any of the other representations, warranties, covenants or agreements of the Company or any of the Sellers contained in this Agreement, in any schedule or exhibit to this Agreement or in any document or certificate delivered by any of them at or prior to the Closing;

                 (iii) any and all loss or liability, including the costs and expenses of prosecution or defense incurred by the Buyer as a consequence of or relating to any claims and/or litigation relating to any matters before the Closing (A) against the Company, (B) relating to the Company, or (C) relating to the Shares;

                 (iv) any and all Taxes, due or claimed to be due (including, without limitation, Taxes on properties, income, franchises, licenses, sales, services and payrolls) by any federal, state, local and foreign authority applicable to the Company and/or the Shares in respect of or attributable to any and all periods ending on or before the Closing Date; and

                 (v) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

             (b) BY THE BUYER. Subject to the limitations set forth in SECTION 6.4(D) hereof, and provided that the Closing has occurred, the Buyer agrees to indemnify and hold harmless the Company (and its directors, officers, employees and agents) and the Sellers from, against and in respect of, the full amount of any and all Losses arising from, in connection with, or incident to:

                 (i) any breach, inaccuracy or violation of any of the representations, warranties, covenants or agreements of the Buyer contained in this Agreement, in any schedule or exhibit to this Agreement or in any document or certificate delivered by the Buyer at or prior to the Closing;

                 (ii) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

             (c) INDEMNITY PROCEDURE. A party or parties responsible for indemnifying another party against any matter pursuant to this Agreement is referred to herein as the "INDEMNIFYING PARTY," and a party or parties entitled to indemnity is referred to as the "INDEMNIFIED PARTY."

                 (i) An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to each Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within 30 business days of the receipt of any written claim from any such third party, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to each Indemnifying Party of any liability which might give rise to a claim for indemnity; PROVIDED, HOWEVER, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced or the ability of the Indemnifying Party to cure a claim or mitigate damages is materially prejudiced.

                 (ii) As to any claim, action, suit or proceeding by a third party, the Indemnifying Party shall be entitled, together with the Indemnified Party, to participate in the defense, compromise or settlement of any such matter through the Indemnifying Party's own attorneys and at its own expense. With regard to claims of third parties for which indemnification is payable hereunder, such indemnification expense shall be paid by the Indemnifying Party subject to the limitations in Sections 6.3(c)(iv) and 6.3(d); (i) the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter; (ii) the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof; and (iii) it being understood that the Indemnified Party shall control any such defense, all at the Indemnifying Party's expense to the extent of such limitations..

                 (iii) An Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business.

                 (iv) With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five days prior to the date that the judgment creditor has the right to execute the judgment or if earlier the date that the Indemnified Party must post any bond with respect to any judgment or other judicial ruling; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; (iii) a settlement of the claim; or (iv) with respect to indemnities for Tax liabilities, upon the issuance of any resolution by a taxation authority to the extent the Buyer is subject to an attachment, a lien, or the taxing authority can pursue collection without adjudication. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

                 (v) Any indemnification payment pursuant to SECTION 6.3(A) hereof shall constitute a reduction in the Purchase Price hereunder.

             (d) LIMITATIONS.

                 (i) The Sellers shall be obligated to indemnify under SECTION 6.3(A)(I) with respect to Undisclosed Liability Breaches only if and to the extent the aggregate of all of the Sellers' liability with respect thereto exceeds $100,000. In addition, in no event shall the aggregate indemnity liability of the Sellers with respect to Undisclosed Liability Breaches together with breaches under subparagraph (iii) of this SECTION 6.3(D) exceed $5,000,000.

                 (ii) There shall not be any limit on the Sellers' indemnity liability with respect to (x) Sellers' liability under SECTION 6.1(B) hereof, and/or (y) Losses attributable to fraud and/or intentional misconduct by Sellers, the Company and/or the Company's Affiliates prior to the Closing Date. For purposes of this Subsection 6.3(d)(ii), fraud and intentional misconduct shall not include negligent misrepresentations or omissions to state a fact or misstatements made or omissions made by Sellers or the Company acting in good faith.

                 (iii) The Sellers shall be obligated to indemnify under clauses
         (ii) through (v) of SECTION 6.3(A) hereof only if and to the extent the aggregate of all of Sellers' liability with respect thereto exceeds $1,000,000. In addition, in no event shall the aggregate liability of Sellers thereunder together with breaches under SECTION 6.3(D)(I) exceed $5,000,000. The limitations in this SECTION 6.3(D)(III) shall not apply to any breach of any of the covenants of Sellers hereunder under Sections 5.1, 5.3, 5.4, 5.5, 5.7, 6.4, 6.5, 6.6 and 6.7
         ("COVENANT BREACHES"), Federal or state income Tax liability of Sellers hereunder, to any Undisclosed Liability Breaches ($100,000 threshold limitation of Section 6.3(d)(i)) or to any breaches of SECTIONS 4.1,
         4.2 or 4.4 hereof (collectively "TITLE/AUTHORITY BREACHES") or to Sections 6.3(d)(iv) and 6.3(d)(v) regardless of whether such Covenant Breaches, income Tax liability, Undisclosed Liability Breaches and/or Title/Authority Breaches would also be subject to indemnification under clauses (ii) through (v) of SECTION 6.3(A) hereof.

                 (iv) Sellers' liability for any claims by third parties (or related legal fees) against the Company or Buyer relating to Product Liability Claims shall be limited to the proceeds of the Company's Product Liability Insurance which names the Sellers as additional insured, provided that the Product Liability Insurance is enforceable in all respects and such policy provides liability protection to the Company or the Buyer against said Product Liability Claims up to and including an aggregate of five million dollars ($5,000,000). Product liability Claims covered by Product Liability Insurance are not subject to the baskett and the limitations of SECTIONS 6.3(D)(I) AND (III). Sellers agree that if the Product Liability Insurance policy is not enforceable, Sellers shall be liable for any Product Liability Claims subject to the limitations of Section 6.3(d)(i) and for a term not to exceed eighteen months from the date of Closing.

                 (v) Sellers' liability for any claims by third parties (or related legal fees) against the Company or Buyer relating to Environmental Liability Claims shall be limited to the proceeds of the Company's Environmental Liability Insurance which names Sellers as additional insured, provided that the Environmental Liability Insurance is enforceable in all respects and such policy provides liability protection to the Company or the Buyer against said Environmental Liability Claims up to and including an aggregate of ten million dollars. Environmental Liability

         Claims covered by Environmental Liability Insurance are not subject to the baskett and the limitations of SECTIONS 6.3(D)(I) AND (III). Sellers agree that if the Environmental Liability Insurance policy is not enforceable, Sellers shall be liable for any Environmental Liability Claims subject to the limitations of Section 6.3(d)(i) and for a term not to exceed eighteen months from the date of Closing.

Sellers shall have no liability to pay Buyer's or the Company's counsel, or to reimburse Buyer for same, or pay for any misrepresentation or warranty violation until the third party claim is adjudicated and a liability is imposed upon the Company or the Buyer and the applicable baskett amounts set forth in SECTIONS 6.3(D)(I)-(III) are exceeded, except as otherwise set forth in Section 6.3(d)(ii).

             (e) INDEMNIFICATION PAYMENTS NET OF TAXES. All sums payable by an Indemnifying Party as indemnification under this SECTION 6.4 shall be paid free and clear of all deductions or withholdings (including any taxes or governmental charges of any nature) unless the deduction or withholding is required by law, in which event or in the event the Indemnified Party shall incur any liability for tax chargeable or assessable in respect of any such payment, the Indemnifying Party shall pay such additional amounts as shall be required to cause the net amount received by the Indemnified Party to equal the full amount which would otherwise have been received by it had no such deduction or withholding been made or no such liability for taxes been incurred, except to the extent the reimbursement constitutes taxable revenue.

         6.4 NONCOMPETITION; STANDSTILL.

             (a) Each of the Sellers severally represent and the Company acknowledges that in furtherance of the sale of the Shares to the Buyer and in order to assure the Buyer that the Buyer will retain the value and goodwill of the Shares and the business so sold, each of the Company and the Sellers agree not to utilize their special knowledge of the business of the Company and their relationships with customers, suppliers and others to compete with the Buyer in any business which is the same as the business as conducted by the Company or the Buyer, including, without limitation, the design, manufacture and/or sale of FAA/PMA (including any successor term which may be used to describe such term) parts (the "PROHIBITED BUSINESS"). For a period of seven years beginning on the Closing Date, neither the Company, nor any Seller shall, directly or indirectly, assist in the creation or development of, engage or have an interest, anywhere in the United States of America or any other geographic area where the Company does business or in which its Products are marketed, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except as an employee or consultant of the Buyer or any of their Affiliates), or through the investment of capital, lending of money or property, rendering of services or advice or otherwise, in any business competitive with or similar to the Prohibited Business. During the same period, neither the Company nor any Seller shall, nor shall they permit any of their employees, agents or others under any of their control to, directly or indirectly, on behalf of the Company or any Seller or any other Person, (i) call upon, accept business from, or solicit the business of any Person who is, or who had been at any time during the preceding two years, a customer of the Company or otherwise divert or attempt to divert any business from the Buyer; or (ii) recruit or otherwise solicit or induce any person who was an employee of, or otherwise engaged by, the Buyer or the Company at any time between January 1, 1997 and the Closing Date to terminate his or her employment or other relationship with the Company or the Buyer, or hire any person who has left the employ of the Company or the Buyer during the preceding two years. Neither the Company nor any Seller shall at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Buyer. The ownership or control of up to five percent of the outstanding voting securities or securities of any class of a company with a class of securities registered under the Exchange Act shall not be deemed to be a violation of the provisions of this SECTION 6.4(A). This provision shall be subject to defenses available to McClain or Schwinne under the McClain Consulting Agreement or the Schwinne Employment Agreement attached as Exhibits A and B hereto.

             (b) Each of the Sellers and the Company hereby agrees that for a period ending on the date which is ten years from the Closing neither any Seller nor the Company nor any Affiliate, successor or assign of any of them (regardless of whether such Person is an Affiliate on the date hereof) will (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, control of Buyer, (b) make, or in any way participate, directly or indirectly, as advisor or otherwise, in any "solicitation" of "proxies" or consents to vote (as such terms are used in the proxy rules of the Commission), or seek to advise or influence any Person with respect to the voting of any voting securities of Buyer, in opposition to any proposed actions of the Board of Directors of Buyer or in opposition to any nominees for Directors of Buyer which nominees have been nominated by Buyer, its management or its Board of Directors, (c) seek or assist any other party in seeking representation on the Board of Directors of Buyer through the election to the Board of Directors of individuals(s) not nominated and supported by Buyer, its management and Board of Directors, (d) pursue or publicly announce an interest in pursuing an acquisition of control of Buyer or an alteration of the composition of Buyer's Board of Directors or (e) advise or otherwise act, alone or in concert with others, directly or indirectly, to seek to control or influence the management, Board of Directors or policies of Buyer.

         6.5 CONFIDENTIALITY. The Company and the Sellers acknowledge that the Intangible Property and all other confidential or proprietary information with respect to the business and operations of the Company are valuable, special and unique assets included within the Purchased Assets. The Company and the Sellers shall not, and shall cause their respective Affiliates to not, at any time, disclose, directly or indirectly, to any Person, or use or authorize or purport to authorize any Person to use any confidential or proprietary information with respect to the Company or the Buyer, whether or not for the Company's or any Seller's own benefit, without the prior written consent of the Buyer, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, Intangible Property, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company or the Buyer which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of disclosure by the Company or a Seller or any of their agents, Affiliates or representatives or a person to whom any of them has provided such information.

         6.6 CONTINUING OBLIGATIONS. The restrictions set forth in SECTIONS 6.4, and 6.5 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company and the Buyer. The parties hereto acknowledge that the Buyer would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Buyer in the event the covenants contained in SECTIONS 6.4, and 6.5 were not complied with in accordance with their terms. Accordingly, the Company and the Sellers agree that any breach or threatened breach by any of them of any provision of SECTIONS 6.4 AND 6.5 shall entitle the Buyer to injunctive and other equitable relief without the posting of any bond or security to secure the enforcement of these provisions, in addition to any other remedies which may be available to the Buyer, and that the Buyer shall be entitled to receive from the Company and the Sellers reimbursement for all attorneys' fees and expenses incurred by the Buyer in enforcing these provisions. In addition to its other rights and remedies, the Buyer shall have the right to require the Company and any Seller who breaches any of the covenants contained in SECTIONS 6.4 AND 6.5 to account for and pay over to the Buyer, as the case may be, all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by the Company or such Seller from the action constituting such breach. If the Company or any Seller breaches the covenant set forth in SECTION 6.4(A), the running of the noncompete period described therein shall be tolled with respect to the Company or such Seller for so long as such breach continues. It is the desire and intent of the parties that the provisions of SECTIONS 6.4 AND 6.5 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of SECTIONS 6.4, and 6.5 relating to the time period, scope of activities or geographic area of restrictions are declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of SECTIONS 6.4, and 6.5 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

         6.7 MCCLAIN CONSULTING AND SCHWINNE EMPLOYMENT AGREEMENTS. At the Closing, (i) the Company and McClain shall enter into the Consulting and Non-Competition Agreement attached hereto as EXHIBIT A (the "MCCLAIN CONSULTING AGREEMENT"), and (ii) the Company and Paul R. Schwinne shall enter into the Employment and Non-Competition Agreement attached hereto as EXHIBIT B (the "SCHWINNE EMPLOYMENT AGREEMENT").

         6.8 PUBLICITY. The parties agree to reasonably cooperate in issuing any press release or other public announcement or making any governmental filing concerning this Agreement or the transactions contemplated hereby. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations under applicable law. Nothing contained herein shall prevent Buyer or Buyer's parent company, HEICO Corporation ("HEICO"), from at any time furnishing any information to the AMEX or to the public which it is required to disclose under the applicable rules of the AMEX or applicable securities laws.

         6.9 PRODUCT LIABILITY INSURANCE. Sellers shall obtain a product liability insurance policy ("Product Liability Insurance") which shall provide product liability protection to the Company or the Buyer against product liability claims by third parties (including related legal fees) including claims relating to defectively designed, manufactured or assembled Products ("Product Liability Claims") and which names the Sellers as additional insured. Sellers represent that the Product Liability Insurance is enforceable in all respects against Product Liability Claims and such policy will provide liability protection to the Company or the Buyer up to and including an aggregate of five million dollars (the "Policy Amount"). Sellers agree that if the Product Liability Insurance policy is not enforceable against any and all Product Liability Claims, Sellers shall be liable for any such Product Liability Claims subject to the limitations of Section 6.3(d)(i) and for a term not to exceed eighteen months from the date of Closing. This Section 6.9 shall not be used to interpret or expand Sellers' liability hereunder or be used to expand the representations and warranties of Article IV herein; this Section 6.9 is subject to the limitations of Section 6.3(d)(iv).

         6.10 ENVIRONMENTAL LIABILITY INSURANCE. Sellers shall obtain an environmental liability insurance policy ("Environmental Liability Insurance") which shall provide environmental liability protection to the Company or the Buyer against environmental liability claims by third parties (including related legal fees) including claims relating to environmental contamination or hazardous waste of the Company's property ("Environmental Liability Claims") and which names the Sellers as additional insured. Sellers represent that the Environmental Liability Insurance is enforceable in all respects against Environmental Liability Claims and such policy will provide liability protection to the Company or the Buyer up to and including an aggregate of ten million dollars ("the Environmental Policy Amount"). Buyer shall pay the cost of such insurance in excess of a $5 million dollar policy. Sellers agree that if the Environmental Liability Insurance policy is not enforceable against any and all Environmental Liability Claims, Sellers shall be liable for any such Environmental Liability Claims subject to the limitations of Section 6.3(d)(i) and for a term not to exceed eighteen months from the date of Closing. This Section 6.10 shall not be used to interpret or expand Sellers' liability hereunder or be used to expand the representations and warranties of Article IV herein; this Section 6.10 is subject to the limitations of Section 6.3(d)(v).

                                  ARTICLE VII.

                   CLOSING; CONDITIONS PRECEDENT; TERMINATION

         7.1 CLOSING. Subject to the satisfaction or waiver of the conditions set forth in SECTIONS 7.2 and 7.3 hereof, the consummation of the sale and purchase and the transfers and deliveries to be made pursuant to this Agreement (the "CLOSING") shall take place at 10:00 a.m. local time (but shall be deemed to have occurred at 12:01 a.m. local time) at the offices of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., 1221 Brickell Avenue, 22nd Floor, Miami, Florida 33131 on July 31, 1998 (the "CLOSING DATE"), or at such other place, time or date as may be agreed to by the parties. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

             (a) At the Closing, the Company and the Sellers shall deliver to the Buyer:

                 (i) A Copy of the Articles or Certificate of Incorporation of the Company certified as of a recent date by the Secretary of State of Georgia and a copy of the by-laws of the Company certified on the Closing Date by the secretary or an assistant secretary of the Company;

                 (ii) Certificate of existence of the Company issued as of a recent date by the Secretary of State of Georgia;

                 (iii) Incumbency certificates, duly executed and dated the Closing Date, with respect to the officers of the Company executing this Agreement;

                 (iv) Copies of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by the secretary or an assistant secretary of the Company as of the Closing Date;

                 (v) Opinion of counsel to the Company and the Sellers, duly executed by them substantially in the form of EXHIBIT C;

                 (vi) Duly executed certificates of title (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title is required in order to transfer title;

                 (vii) All consents, waivers or approvals obtained by the Company with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement; and in particular, the Company shall have obtained each of the consents to the assignment or transfer of Material Agreements contemplated by SECTIONS 4.28 and 5.2(A) hereof;

                 (viii) The certificate contemplated by SECTION 7.2(F), duly executed by the Sellers and duly authorized officers of the Company;

                 (ix) A comfort letter, dated not more than two days prior to the Closing Date, from the Company's independent public accountants, in form and substance acceptable to Buyer and HEICO, and substantially in accordance with the form of comfort letter included on SCHEDULE 7.1.

                 (x) If required, audited Company Financial Statements as of and for two years ended December 31, 1996 and 1997, together with the consent of the Company's accountants, necessary for the Company's proper filing of a Current Report on Form 8-K with respect to the purchase of Shares contemplated hereby, and

                 (xi) Such other bills of sale, assignments and other instruments of transfer or conveyance as the Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer.

In addition to the above deliveries, the Company and the Sellers shall take all steps and actions as the Buyer may reasonably request or as may otherwise be necessary to put the Buyer in actual possession or control of the Shares.

             (b) At the Closing, the Buyer shall deliver to the Company and/or the Sellers:

                 (i) A wire transfer or cashier's check for the amount of the Purchase Price LESS $5,000,000, and deliver to the Escrow Agent the sum of Five Million Dollars ($5,000,000) (the "Indemnity Escrow Deposit") in immediately available funds, which amount shall be held by the Escrow Agent pursuant to the terms and conditions of the Indemnity Escrow Agreement attached hereto as EXHIBIT G (the "Indemnity Escrow Agreement") and Section 7.2(n);

                 (ii) Copies of the Articles of Incorporation of the Buyer certified as of a recent date by the Secretary of State of the State of Florida and copies of the by-laws of the Buyer, certified on the Closing Date by the secretary or an assistant secretary of the Buyer;

                 (iii) Certificates of good standing of the Buyer issued as of a recent date by the Secretary of State of the State of Florida;

                 (iv) Incumbency certificates, duly executed and dated the Closing Date, with respect to the officers of the Buyer executing this Agreement;

                 (v) Copies of the resolutions of Boards of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by the secretary or an assistant secretary of the Buyer, as of the Closing Date;

                 (vi) Opinion of counsel to the Buyer, duly executed by Greenberg Traurig, P.A., substantially in the form of EXHIBIT D;

                 (vii) The certificate contemplated in SECTION 7.3(C), duly executed by the duly authorized officers of the Buyer; and

                 (viii) The McClain Consulting Agreement and the Schwinne Employment Agreement all executed by the Buyer, as applicable.

         7.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions.

             (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company and the Sellers contained in this Agreement and in any certificate or other document delivered pursuant to this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct in all respects) as of the Closing Date with the same force and effect as though made on and as of such date.

             (b) COVENANTS PERFORMED. All of the terms, covenants and conditions of this Agreement to be performed or complied with by the Company or the Sellers on or prior to the Closing Date shall have been duly performed or complied with in all respects.

             (c) NO MATERIAL ADVERSE CHANGE. There shall not have occurred any event or condition of any character which has adversely affected or may adversely affect in any material respect the Buyer's ability to operate the business of the Company as such business is currently being operated, and no event or condition shall have occurred which has adversely affected or may adversely affect in any material respect the Purchased Assets or the condition (financial or otherwise) of the Company or the Company's assets, liabilities, earnings, book value, business, operations or prospects.

             (d) CONSENTS. The Company shall have obtained all authorizations consents and approvals of Persons reasonably necessary or desirable to consummate the transactions contemplated by this Agreement, each of which shall have been obtained without the imposition of any adverse terms or condition.

             (e) DUE DILIGENCE. The Buyer's due diligence review with respect to the Company shall be satisfactory to the Buyer in its sole discretion.

             (f) COMPANY'S AND SELLERS' CERTIFICATE. The Company and the Sellers shall have delivered to the Buyer a certificate executed by the President of the Company and each Seller, dated the Closing Date, certifying in such detail as the Buyer may reasonably request, that the conditions specified in SECTIONS 7.2(A), (B) and (C) above have been fulfilled and as to such other matters as the Buyer may reasonably request.

             (g) GOVERNMENTAL CONSENTS. All consents and approvals required by governmental authorities for the consummation of the transactions contemplated by this Agreement shall have been obtained. All of such consents and approvals shall have been obtained without the imposition of any conditions which would adversely affect the Buyer or the Company.

             (h) NO LITIGATION. No litigation, arbitration or other proceeding shall be pending or, to the knowledge of the parties, threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

             (i) ENVIRONMENTAL AUDIT. The results of the environmental audit performed on behalf of the Buyer shall be satisfactory to the Buyer in all respects.

             (j) DELIVERIES. Each of the items specified in SECTION 7.1(A) shall have been executed and/or delivered, as applicable, to the Buyer.

             (k) APPROVALS. Approval of the Board of Directors of HEICO Aerospace Holdings Corp..

             (l) REAL PROPERTY PURCHASE AGREEMENT. McClain and Buyer shall have consummated the sale of real property contemplated by that certain Real Property Purchase Agreement, dated as of the date hereof, a copy of which is attached hereto as EXHIBIT "F" (the "REAL PROPERTY PURCHASE AGREEMENT").

             (m) CONSTRUCTION CONTRACT. A copy of the plans and contract shall be provided to the Buyer and is subject to Buyer's approval.

             (n) INDEMNITY ESCROW AGREEMENT. The Buyer, the Company and the Sellers shall have entered into an Indemnity Escrow Agreement in the form of EXHIBIT G hereto; pursuant to which Buyer shall escrow as of the Closing Date, Five Million Dollars ($5,000,000) (the "Escrowed Funds"). The Escrowed Funds shall be held in escrow during the period beginning on the Closing Date and continue for a period of eighteen months from the Closing Date. The Escrow Funds shall be used to satisfy any indemnification payments pursuant to Section 6.3(a) which shall constitute a reduction in the Purchase Price. Randy S. McClain shall have the authority to (i) manage the Escrow Funds and (ii) withdraw any earnings on such funds as long as such withdrawal does not result in a reduction in the Escrow Funds. Sellers shall maintain the Escrow Funds balance of $5,000,000 at all times until the expiration of the Escrow Agreement, except for appropriate reductions resulting from indemnification payments pursuant to Section 6.3.

             (o) PRODUCT LIABILITY INSURANCE. Sellers shall deliver to Buyer a Product Liability Insurance policy in compliance with the provisions set forth in Section 6.9.

             (p) ENVIRONMENTAL LIABILITY INSURANCE. Sellers shall deliver to Buyer an Environmental Liability Insurance policy in compliance with the provisions set forth in Section 6.10.

         7.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND THE SELLERS. The obligations of each of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions.

             (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Buyer contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct in all respects) as of the Closing Date with the same force and effect as though made on and as of such date.

             (b) COVENANTS PERFORMED. The terms, covenants and conditions of this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date shall have been duly performed or complied with in all respects.

             (c) THE BUYER'S CERTIFICATE. The Buyer shall have delivered to the Company a certificate executed by their President, dated the Closing Date, certifying in such detail as the Company may reasonably request, that the conditions specified in SECTIONS 7.3(A) and (B) above have been fulfilled.

             (d) NO LITIGATION. No litigation, arbitration or other proceeding shall be pending or, to the knowledge of the parties, threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

             (e) DELIVERIES. Each of the items specified in SECTION 7.1(B) shall have been executed and/or delivered, as applicable, to the Company and/or the Sellers.

             (f) REAL PROPERTY PURCHASE AGREEMENT. The transactions contemplated by the Real Property Purchase Contract shall have been consummated.

             (g) CONSULTING AND EMPLOYMENT AGREEMENTS. The McClain Consulting Agreement and Schwinne Employment Agreement shall have been executed by Buyer and the Company and delivered to McClain and Schwinne, as applicable.

             (h) PRODUCT LIABILITY INSURANCE. Sellers shall deliver to Buyer a Product Liability Insurance policy in compliance with the provisions set forth in Section 6.9

             (i) ENVIRONMENTAL LIABILITY INSURANCE. Sellers shall deliver to Buyer an Environmental Liability Insurance policy in compliance with the provisions set forth in Section 6.10.

         7.4 TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

             (a) by the mutual consent of the Board of Directors of the Buyer and the Board of Directors of the Company;

             (b) by the Buyer, or the Sellers if the Closing shall not have occurred on or before August 31, 1998 (or such later date as may be mutually agreed to in writing by the Buyer and the Sellers), PROVIDED that the failure of the Closing to occur by such date is not the result of the failure of the party (or any of its Affiliates) seeking to terminate this Agreement to perform or fulfill its obligations hereunder (time is of the essence);

             (c) by the Buyer in the event of any material breach by the Company or any Seller of any of their respective agreements, representations or warranties contained herein and the failure of the Company to cure such breach within 14 days after receipt of notice from the Buyer requesting such breach to be cured;

             (d) by the Company in the event of any material breach by the Buyer of any of the Buyer's agreements, representations or warranties contained herein and the failure of the Buyer to cure such breach within 14 days after receipt of notice from the Company requesting such breach to be cured; or

             (e) by the Buyer or the Company if any court of competent jurisdiction in the United States or any other United States governmental authority or regulatory body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

         7.5 NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to SECTION 7.4 shall give notice of such termination to the other parties to this Agreement.

         7.6 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to SECTION 7.4, all further obligations of the parties under this Agreement shall be terminated without further liability of any party to the other, PROVIDED that nothing herein shall relieve any party from liability for its breach or violation of this Agreement. Without limiting the generality of any other provision herein, the terms of SECTIONS 8.10 through 8.12 and 8.16 hereof shall survive any such termination.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

         8.1 NOTICES. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by prepaid overnight courier for next business day delivery to the parties at the addresses set forth below their names below (or at such other addresses as shall be specified by the parties by like notice).

IF TO THE COMPANY OR ANY SELLER:       c/o McClain International Inc.
                                       4785 Roosevelt Highway
                                       College Park, Georgia 30320
                                       Attn: President

WITH A COPY TO:                        Charles B. Pyke, Jr. Esq.
                                       Pyke & Associates P.C.
                                       5180 Buffington Road
                                       Atlanta, GA 30349

        And                            Michael Smith, Esq.
                                       Gambrell & Stolz
                                       Suite 1230, Northpark 400 Tower
                                       1000 Abernathy Road N.E.
                                       Atlanta, GA 30328

IF TO THE BUYER OR HEICO:                HEICO Aerospace Holdings Corp.
                                         825 Brickell Bay Drive
                                         Suite 1644
                                         Miami, Florida  33131
                                         Attn: President

WITH A COPY TO:                        Greenberg Traurig Hoffman Lipoff Rosen &
                                         Quentel, P.A.
                                       1221 Brickell Avenue
                                       Miami, Florida 33131
                                       Attn: Bruce Macdonough, Esq.

Such notices, demands, claims and other communications shall be deemed given when actually received or in the case of delivery by overnight service with guaranteed next business day delivery, the next business day or the day designated for delivery.

         8.2 ENTIRE AGREEMENT. This Agreement and the exhibits and schedules to this Agreement contain every obligation and understanding among the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, among them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein. The Sellers reserve the right to supplement or substitute any of the Schedules hereto up to seven business days prior to the Closing Date, without being in breach hereof, except if Buyer notifies the Sellers of a Sellers' Breach subsequent to such time, in which case such breach may be added to the Schedules.

         8.3 ASSIGNMENT. This Agreement may not be assigned by any party without the written consent of each other party. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

         8.4 WAIVER AND AMENDMENT. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who has been authorized by such party to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

         8.5 NO THIRD PARTY BENEFICIARY. Except with respect to the officers, directors, employees and agents expressly referenced in SECTION 6.5, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         8.6 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

         8.7 EXPENSES. Each party agrees to pay, without right of reimbursement from any other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

         8.8 HEADINGS. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

         8.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any facsimile copy of a manually executed original shall be deemed a manually executed original.

         8.10 LITIGATION; PREVAILING PARTY. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable attorneys fees and legal expenses for the prevailing party.

         8.11 INJUNCTIVE RELIEF. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

         8.12 GOVERNING LAW AND VENUE. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida except for the provisions of Sections 6.4, 6.5, 6.6 and 6.7 which shall be governed by the laws of the State of Florida and venue shall be Dade County, Florida, without reference to the choice of law principles thereof. Except with respect to claims related to breaches of Sections 6.4, 6.5, 6.6 and 6.7, this Agreement shall be subject to the exclusive jurisdiction of the courts of the State of Georgia located in Fulton County, Georgia or the United States District Court for the Northern District of Georgia. The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Georgia (Florida in the case of Sections 6.4, 6.5, 6.6 and 6.7) for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in Fulton County, Georgia, and further irrevocably waive any claim that any suit, action or proceeding brought in Fulton County, Georgia has been brought in an inconvenient forum.

         8.13 RISK OF LOSS. Prior to the Closing, the risk of loss or damage to, or destruction of any or all of the Company's property and assets, including, without limitation, the Purchased Assets, shall remain with the Company.

         8.14 FURTHER ASSURANCES. On the Closing Date, the Company shall (i) deliver to the Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to the Buyer and its counsel, as the Buyer may reasonably request or as may be otherwise reasonably necessary to vest in the Buyer all the right, title and interest of the Company in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put the Buyer in actual possession and control of all the Purchased Assets. From time to time following the Closing, the Company and the Sellers shall execute and deliver, or cause to be executed and delivered, to the Buyer such other instruments of conveyance and transfer as the Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, the Buyer and to put the Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with the Buyer at its request in endeavoring to obtain such consent promptly.

         8.15 REMEDIES CUMULATIVE. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

         8.16 PARTICIPATION OF PARTIES; CONSTRUCTION. The parties hereto acknowledge that this Agreement and all matters contemplated herein, have been negotiated among all parties hereto and their respective legal counsel and that all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof. This Agreement shall be construed and interpreted without regard to any presumption or other rule or interpretation against the party who may have had primary responsibility for drafting this Agreement.

         8.17 TIME OF ESSENCE. Time shall be of the essence for each and every provision of this Agreement.

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

         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                         HEICO AEROSPACE HOLDINGS CORP., A FLORIDA CORPORATION

                         By:__________________________________________________
                         Name: _______________________________________________
                         Title:_______________________________________________

                         MCCLAIN INTERNATIONAL, INC. A GEORGIA CORPORATION

                         By:__________________________________________________
                         Name: _______________________________________________
                         Title:_______________________________________________



                         -----------------------------------------------------
                                             RANDOLPH S. MCCLAIN



                         -----------------------------------------------------
                                               JANET M. WALLACE



                         -----------------------------------------------------
                                               PAUL R. SCHWINNE

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


                                   SCHEDULE 1

                                   DEFINITIONS

         In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

         "AGREEMENT" means this Asset Purchase Agreement together with all exhibits and schedules referred to herein.

         "ALLOCATION SCHEDULE" has the meaning specified in SECTION 2.3(D).

         "BUYER'S ACCOUNTANTS" has the meaning specified in SECTION 2.6.

         "BUYER'S REPRESENTATIVES" has the meaning specified in SECTION 5.6.

         "CLOSING" has the meaning specified in SECTION 7.1.

         "CLOSING DATE" has the meaning specified in SECTION 7.1.

         "CLOSING DATE BALANCE SHEET" has the meaning specified in SECTION 2.5.

         "CLOSING DATE NET WORTH" has the meaning specified in SECTION 2.4.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COVENANT BREACHES" has the meaning specified in SECTION 6.3(D)(III).

         "EMPLOYMENT AGREEMENTS" has the meaning specified in SECTION 4.26(A).

         "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other encumbrance or restriction of any kind.

         "ENVIRONMENTAL LAWS" has the meaning specified in SECTION 4.32.

         "ENVIRONMENTAL LIABILITY CLAIMS" has the meaning specified in Section 6.10.

         "ENVIRONMENTAL LIABILITY INSURANCE" has the meaning specified in Sections 6.10.

         "ENVIRONMENTAL POLICY AMOUNT" has the meaning specified in Sections
6.10.

         "ERISA" has the meaning specified in SECTION 4.26(B).

         "FINANCIAL STATEMENTS" has the meaning specified in SECTION 4.9.

         "GAAP" shall have the meaning specified in SECTION 2.4.

         "GOVERNMENTAL AUTHORIZATIONS" has the meaning specified in SECTION
4.20.

         "HEICO" has the meaning specified in SECTION 6.8.

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         "HSR ACT" has the meaning specified in SECTION 3.5.

         "INDEMNIFIED PARTY" has the meaning specified in SECTION 6.3(C).

         "INDEMNIFYING PARTY" has the meaning specified in SECTION 6.3(C).

         "INTANGIBLE PROPERTY" has the meaning specified in SECTION 4.19.

         "INVESTMENT" means, with respect to any Person, any advances, loans or extensions of credit to any other Person, any purchases or commitments to purchase any stock, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including partnerships, joint ventures or other similar arrangement with any Person.

         "KNOWLEDGE" or "KNOWN" means, with respect to any representation or warranty or other statement in this Agreement qualified by the knowledge of any party, that such party has made a due and diligent investigation as to the matters that are the subject of such representation, warranty or other statement. Where reference is made to the knowledge of the Sellers or the Company, such reference shall be deemed to include the directors, officers and managerial employees of the Company, all of whom shall be deemed to have conducted the investigation required by this definition.

         "LOSSES" has the meaning specified in SECTION 6.3(A).

         "MATERIAL AGREEMENTS" has the meaning specified in SECTION 4.28.

         "MCCLAIN CONSULTING AGREEMENT" has the meaning specified in SECTION
6.7.

         "MULTIEMPLOYER PLAN" has the meaning specified in SECTION 4.23(B).

         "NON-COMPETE BREACHES" has the meaning specified in SECTION 8.12.

         "OTHER PERSON AUTHORIZATIONS" has the meaning specified in SECTION
4.21.

         "PERMITTED ENCUMBRANCES" means liens for taxes which are not yet due and payable.

         "PERSON" means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

         "PLAN" has the meaning specified in SECTION 4.26(B).

         "POLICY AMOUNT" has the meaning specified in SECTION 6.9.

         "PRODUCTS" has the meaning specified in SECTION 4.31(A).

         "PRODUCT LIABILITY CLAIMS" has the meaning specified in SECTION 6.9.

         "PRODUCT LIABILITY INSURANCE" has the meaning specified in SECTION 6.9.

         "PROHIBITED BUSINESS" has the meaning specified in SECTION 6.4(A).

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

         "PURCHASE PRICE" has the meaning specified in SECTION 2.2.

         "PURCHASE PRICE ADJUSTMENT" has the meaning as specified in SECTION
2.4.

         "REAL PROPERTY" has the meaning specified in SECTION 4.18.

         "REAL PROPERTY PURCHASE AGREEMENT" has the meaning specified in SECTION 7.2(L).

         "RELATED PARTY" has the meaning specified in SECTION 4.29.

         "RIGHTS" has the meaning specified in SECTION 4.19.

         "SS.388(H)(10) ELECTION" has the meaning specified in SECTION 2.3(A).

         "SELLERS' ACCOUNTANTS" has the meaning specified in SECTION 2.6(I).

         "SELLERS' BREACH" has the meaning specified in SECTION 5.6.

         "SELLERS' KNOWLEDGE" has the meaning specified in SECTION 4.15.

         "SELLERS' REPORT" has the meaning specified in SECTION 2.6(I).

         "SETTLEMENT ACCOUNTANTS" has the meaning specified in SECTION 2.6(II).

         "SCHWINNE EMPLOYMENT AGREEMENT" has the meaning specified in SECTION
6.7.

         "SHARES" has the meaning specified on page one, item A.

         "SUBSIDIARY" of any Person means any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of 50% or more, or any Person which may be controlled, directly or indirectly, by such Person, whether through the ownership of voting securities, by contract, or otherwise.

         "TAX" means any federal, state, local or foreign income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any foreign, federal, state, local or other governmental authority or regulatory body.

         "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

         "TITLE/AUTHORITY BREACHES" has the meaning specified in SECTION 6.3(D)(III).

         "UNDISCLOSED LIABILITY BREACHES" has the meaning specified in SECTION 6.3(A)(I).

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